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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15


  Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934



                         Commission File Number 0-12787
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                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)

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                         9444 Farnham Street, Suite 100
                          San Diego, California 92123
                                 (619) 560-0110

         (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

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                      Common Stock, no par value per share
            (Title of each class of securities covered by this Form)

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                                      None
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

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        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    /X/      Rule 12h-3(b)(1)(ii)     / /
          Rule 12g-4(a)(1)(ii)   / /      Rule 12h-3(b)(2)(i)      / /
          Rule 12g-4(a)(2)(i)    / /      Rule 12h-3(b)(2)(ii)     / /
          Rule 12g-4(a)(2)(ii)   / /      Rule 15d-6
          Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or notice date: 1

        Pursuant to the requirements of the Securities Exchange Act of 1934, MEDICAL IMAGING CENTERS OF AMERICA,INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:  November 7, 1996                        BY:  /s/  ROBERT MUEHLBERG
                                                  -----------------------------
                                                         Robert Muehlberg
                                                         President